Exhibit 10.k
RELEASE AND CONSULTING AGREEMENT
     This Agreement, dated December 31, 2009 is between Barry J. Silverman (“Consultant”), and Masco Corporation (“Company”).
     WHEREAS, the Consultant has been Vice President, General Counsel and Secretary for the Company, and
     WHEREAS, the Consultant and the Company desire that, effective December 31, 2009, he terminate his employment with the Company and thereafter provide the Company, its subsidiaries and affiliates, with consulting services through December 31, 2014, all on the terms and conditions provided herein, and
     WHEREAS, the Consultant has been given the opportunity to review this Agreement, and has been advised to consult legal counsel to ascertain whether the Consultant has any potential rights or remedies which by the Consultant’s execution of this Agreement are waived and released, and
     WHEREAS, the Consultant and the Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any claims and demands of the Consultant which have been or could be asserted, whether arising out of the Consultant’s employment by or termination from the Company or otherwise;
     NOW THEREFORE, the parties agree as follows:
     1. Termination of Employment and Severance Benefits. Effective December 31, 2009 (“Termination Date”), the Consultant’s employment with the Company shall be terminated. In consideration for the Release given by the Consultant in Paragraph 9 hereof relating to the Consultant’s termination from employment with the Company and the other promises contained herein:
     (a) the Company agrees (i) to enter into the consulting provisions hereof with the Consultant effective January 1, 2010; (ii) to pay the Consultant $637,500 (A) in three installments of $50,000 each on or about the first of each of the months January, February and March, 2010 plus (B) twenty-one additional installments of $23,214 each on or about the first of each of the months April, 2010 through December, 2011; (iii) to pay the Consultant the sum of $25,000 as reimbursement for 18 months of COBRA health coverage, in monthly payments of $1389 each during the initial 18 months following the Termination Date; and (iv) to provide the Consultant outplacement services through a vendor selected and paid by the Company; provided, that the cost of such outplacement services will not exceed $25,000.
     (b) the Company agrees to pay the Consultant an amount equal to any FY 2009 bonus he would have received as a continuing employee, at or about the same time as such bonuses may be paid to other Company executives in early 2010;

     (c) the Consultant’s rights and obligations under provisions of the Masco Corporation 1991 and 2005 Long Term Stock Incentive Plans (“Stock Plans”) and the Awards made in letters previously issued to the Consultant pursuant to the Stock Plans (collectively, “Awards”) shall continue following the Termination Date only in accordance with the provisions of the Stock Plans and Awards and that certain letter agreement between the Consultant and the Company of even date herewith (“Letter”). Other than as provided hereinabove and in the Letter, no further payroll, stock option or restricted stock award, vacation, bonus or other payment (other than benefits accrued under the Company’s benefit plans through the Termination Date, and pursuant to that certain Supplemental Executive Retirement Plan as described in the letter agreement dated October 2, 2000 as amended (the “Plan”)) is or shall become due to the Consultant from the Company; and
     (d) the Consultant recognizes that the payment amounts specified in Paragraphs 1(a) and 1(b) are in each case a gross amount before applicable payroll tax withholding, and are in excess of any earned wages or benefits due and owing the Consultant by virtue of his employment with and termination from the Company.
     2. Consulting Services.
     (a) Commencing on January 1, 2010 and thereafter during the Consulting Period (as hereinafter defined), the Company shall retain the Consultant as a consultant, and the Consultant shall perform and discharge well and faithfully for the Company, its subsidiaries and affiliates, to the extent requested by the Company and subject to reasonable scheduling around Consultant’s availability, such consulting services, consistent in character with the services currently provided by the Consultant to the Company, its affiliates and subsidiaries, as may be assigned to him from time to time by the Company’s President and Chief Executive Officer or by such other executive of the Company as is designated by the Company. The consulting services shall also include such assistance as may be requested from time to time by the Company or its counsel in connection with the prosecution of any litigation. When rendering assistance on any pending litigation, the Consultant shall be working at the direction and under the supervision of counsel and, as such, all activities shall be deemed absolutely confidential and subject to the attorney work product privilege. The Consultant shall not disclose to any third parties, directly or indirectly, the fact that the Consultant has rendered such assistance or any information generated or compiled as a result of such services unless authorized to do so by the Company or its counsel or is ordered by a court of competent jurisdiction. The consulting services provided hereunder shall not exceed in any year twenty percent (20%) of the time the Consultant spent during 2009 while an employee of the Company.
     (b) It is agreed that during the Consulting Period the Consultant shall be an independent contractor, shall not be the employee, servant, agent, partner or joint venturer of the Company or any of its subsidiaries or affiliates, officers, directors or employees, and shall have no authority to assume or create any obligation or liability, express or implied, on behalf of the Company or its subsidiaries or affiliates, or in its or their name or to bind them in any manner whatsoever. The Consultant is free to provide services to clients other than the Company or to engage in employment for other than the Company during the Consulting Period so long as such assignments or employment are pre-approved by the Company’s President and Chief Executive

Officer to assure that the assignments do not conflict with the Company’s best interests or violate any provisions of this Agreement. Consultant’s request for pre-approval hereunder shall be responded to promptly so as not to unreasonably interfere with Consultant’s pursuit of any such assignment or employment.
     3. Term of Consulting Relationship. The consulting relationship under Paragraph 2 of this Agreement shall commence on January 1, 2010 and end on December 31, 2014 (the “Consulting Period”), unless sooner terminated (a) immediately upon the death or disability of the Consultant, (b) immediately if the Consultant becomes engaged in any Business Activity (as defined in the Letter) and the breach is not cured by the Consultant within 5 business days following receipt of written notice to the Consultant, (c) by written notice from the Company that, in the Company’s sole determination (which will not be made arbitrarily or capriciously), the Consultant has breached any of his obligations hereunder or under the provisions of the Letter or the Plan or has engaged or is engaging in conduct which is detrimental to the Company, its subsidiaries or affiliates, and the breach is not cured by the Consultant within 5 business days following receipt of written notice to the Consultant, or (d) by written notice of termination given by the Consultant. If the Consulting Period is terminated for any of the reasons set forth in the preceding sentence, the rights of the Consultant under Paragraphs 1(a) and 1(b) and to the fees set forth in Paragraph 4(a) hereof shall cease on the date of such termination; provided, however, that (y) in case of termination of the Consulting Period by operation of the preceding sentence, if termination of the Consulting Period occurs by reason of clause 3(a) then payments under Paragraphs 1(a) and 1(b) shall continue as specified therein to the Consultant’s surviving spouse, and (z) option and restricted stock awards shall be governed by applicable provisions of the Stock Plans and Awards and as otherwise set forth in the Letter. Notwithstanding the foregoing, if the Consultant terminates the Consulting Period under clause (d) above and the Company in its sole discretion determines that such termination of the Consulting Period and the future activities of the Consultant will not conflict with the interests of the Company, the Company will entertain good faith negotiations as to what it considers will be an appropriate adjustment, if any, as opposed to a complete termination, of the benefits and obligations of the Consultant hereunder and under the Letter, which otherwise would have ceased as a result of such termination of the Consulting Period. Any termination or expiration of the Consulting Period or breach of this Agreement by the Consultant shall not affect the provisions of Paragraphs 5-11 or 14-19, which provisions shall survive any such termination, breach or expiration in accordance with their terms.
     4. Consulting Period Compensation.
     (a) Subject to Paragraph 3, the Company shall pay the Consultant (i) a monthly fee of $2,084 and (ii) if consulting exceeds a calendar aggregate of 100 hours, an additional fee of $250 per hour for the consulting services described in Paragraph 2(a) and rendered within the Consulting Period. In addition to such fees, the Company agrees to reimburse the Consultant for his travel and reasonable living expenses away from his residence approved by the Company in advance and directly incurred by the Consultant in performing such services. The Consultant agrees to keep accurate time records and expense records in the form requested by the Company and provide the Company with invoices therefor.

     (b) The Consultant shall neither receive any other fees or compensation from the Company, its subsidiaries or affiliates; nor participate in, accrue or receive benefits under any of the Company’s, its subsidiaries’ or affiliates’ employee fringe benefit programs; nor receive any other fringe benefits from the Company, its subsidiaries or affiliates on account of consulting services hereunder (including without limitation health, disability, life insurance, retirement, pension and profit sharing benefits), except as expressly set forth herein.
     5. Disclosure of Information. The Consultant acknowledges that the Company’s trade secrets, private or secret processes as they exist from time to time, and confidential information concerning financial controls, systems and techniques, results of audit inquiries, real property plans and facility operations, products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers of the Company, its subsidiaries and affiliates as well as information relating to the management, operation, strategy or planning of the Company, its subsidiaries and affiliates (the “Proprietary Information”) are valuable, special and unique assets of the Company, its subsidiaries and affiliates, access to and knowledge of which have been essential to the performance of the Consultant’s prior duties with the Company, its subsidiaries and affiliates and are essential to the performance of the Consultant’s duties hereunder. In light of the highly competitive nature of the industries in which the Company, its subsidiaries and affiliates conduct their businesses, the Consultant agrees that all Proprietary Information in the past or in the future obtained by him as a result of his relationships with the Company, its subsidiaries and affiliates shall be considered and treated by the Consultant as confidential. In recognition hereof, the Consultant agrees that he will not, during or after the Consulting Period, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever and he will not make use of any Proprietary Information for his own purposes or for the benefit of any other person or entity (except the Company, its subsidiaries and affiliates) under any circumstances, unless approved in advance in writing by the President and Chief Executive Officer of the Company. The Consultant agrees to hold all the foregoing in confidence and, if subpoenaed or approached informally by any person, company, attorney or agent for any party or witness at any time in any matter currently litigated or otherwise, which involves the Company, its subsidiaries and affiliates, their businesses, products or employees, the Consultant agrees promptly to notify the Company of such formal or informal contact so as to permit the Company to monitor and direct the providing of any information or the giving of any testimony by the Consultant.
     6. Non-Competition. It is expressly understood and agreed that although the Consultant and the Company consider the restrictions contained in the Non-Competes (as defined in the Letter) reasonable for the purpose of preserving for the Company its good will, trade secrets, proprietary rights and ongoing business value, if a final judicial determination is made by a court having jurisdiction that the time and territory or any other restriction contained in the Non-Competes is an unenforceable restriction on the activities of the Consultant, the provisions of the Non-Competes shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in the Non-Competes is an unenforceable restriction on the activities of the Consultant, and such restrictions cannot be amended so as to make them enforceable, such finding shall not affect the enforceability of any of the other restrictions and covenants contained in the Non-Competes, the Letter, the Plan or this Agreement. The Company acknowledges that the Consultant’s association with a professional legal practice would not be prohibited by the Non-Competes, subject to the Consultant’s compliance with his ethical obligations pursuant to the rules of the Michigan Supreme Court and his compliance with his obligations to the Company hereunder and under the Letter with respect to the confidential and proprietary information of the Company, its subsidiaries and affiliates.
     7. Return of Property. The Consultant agrees to return immediately all Company property (and property of its subsidiaries and affiliates) of whatsoever kind and character, including, without limitation, keys, documents, computer software and hardware, discs and media, customer and supplier lists and information, and policy and procedures manuals, other than such property determined by the Company’s President and Chief Executive Officer to be required by the Consultant during the Consulting Period to perform consulting services hereunder, which property shall be returned at the end of the Consulting Period.
     8. No Disparagement. Each of the parties agrees not to criticize, disparage or otherwise demean in any way the other or the Company’s subsidiaries or affiliates or their respective products, officers, directors or employees.
     9. RELEASE.
     In consideration of the payments to be made and the agreements and benefits provided by the Company hereunder and in the Letter, THE CONSULTANT, ON THE CONSULTANT’S OWN BEHALF AND ON BEHALF OF THE CONSULTANT’S HEIRS, EXECUTORS, AGENTS, SUCCESSORS AND ASSIGNS, RELEASES AND FOREVER DISCHARGES THE COMPANY, its subsidiaries and affiliates and their respective officers, agents, current and former employees, successors, predecessors and assigns and any other person, firm, corporation or legal entity in any way related to the Company or its subsidiaries and affiliates (the “Released Parties”), of and from all claims, demands, actions, causes of action, statutory rights, duties, debts, sums of money, suits, reckonings, contracts, agreements, controversies, promises, damages, obligations, responsibilities, liabilities and accounts of whatsoever kind, nature or description, direct or indirect, in law or in equity, in contract or in tort or otherwise, which the Consultant ever had or which the Consultant now has or hereafter can, shall or may have, against any of the Released Parties, for or by reason of any matter, cause, or thing whatsoever up to the present time, whether known or unknown, suspected or unsuspected at the present time, or which may be based upon pre-existing acts, claims or events occurring at any time up to the date hereof which may result in future damages, including without limitation all direct or indirect claims either for direct or consequential damages of any kind whatsoever and rights or claims arising under Title VII, any state civil-rights legislation, claims of handicap discrimination, claims relating to the termination of employment as referred to herein, AND CLAIMS OF AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN

EMPLOYMENT ACT OF 1967, AS AMENDED (ADEA), against any of the Released Parties, other than (a) claims arising under the express provisions of this Release and Consulting Agreement, (b) the right to receive benefits accrued through the end of the employment period under the Company’s benefit plans and under the Plan, (c) claims arising under any applicable worker’s compensation statute and (d) the right to be held harmless and indemnified from and against any loss, attorney fees or legal expenses to the extent currently provided under the Company’s Restated Certificate of Incorporation, bylaws or any applicable insurance policy. It is the intention of the parties that this general release by the Consultant will be construed as broadly as possible. Acknowledging that any disputes hereunder are subject to the Company’s Dispute Resolution Policy (CDRP), the Consultant agrees not to sue or to file any lawsuits against any Released Party with respect to claims hereunder or covered by this Release.
     10. Non-Disclosure. Other than to the extent required to perform consulting services hereunder or as ordered by a court of competent jurisdiction, the Consultant shall not disclose the fact of this Agreement or any of its terms to any third parties other than the Consultant’s tax and financial advisors, banks, creditors, attorneys, and spouse, or to future or prospective employers to the extent required to demonstrate Consultant’s compliance with the Non-Competes or with the Company’s requirements for consulting services hereunder, each of whom, in turn shall be bound by this paragraph not to further disclose this Agreement. The Consultant agrees that any violation of this confidentiality provision will result in substantial and irreparable injury to the Company. In addition to the right to terminate any further payment or benefits as permitted under Paragraph 11, the Consultant will also be liable to the Company for such economic damages and equitable relief as a Court may deem appropriate.
     11. Breach and Remedies. In addition to the remedies set forth in the Letter and in the Plan, if the Consultant, in the Company’s good faith judgment, breaches any obligation under this Agreement or the Letter, the Awards or the Stock Plans or the Plan, and the breach is not cured by the Consultant within 5 business days following receipt of written notice to the Consultant, the Company may immediately terminate any remaining payments and the provision of any other benefits which might otherwise be required by this Agreement or the Letter, the Plan or otherwise due the Consultant. Any such termination by the Company shall not impair the validity or enforceability of the obligations of the Consultant or the rights of the Company hereunder or under the Letter, the Awards or the Stock Plans or the Plan. The Consultant acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of the Non-Competes would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Consultant of any of the provisions of the Non-Competes, the Consultant agrees that, in addition to its remedy at law, then at the Company’s option, the Company shall be entitled without posting any bond to obtain, and the Consultant agrees not to oppose (except to the extent that the Consultant maintains that he did not, in fact, engage in any activity in breach of this Agreement or the Non-Competes or the Plan) a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     12. Execution and Revocation. (a) The Consultant may have up to 21 days to consider this Agreement which was first communicated to the Consultant on December 9, 2009.

The Consultant is not required to, but may, accept this Agreement by signing and dating it on or before December 30, 2009, which is twenty-one (21) days from the date it was communicated to the Consultant. If the Consultant does not accept the terms of this Agreement by December 30, 2009, then after such date the Company may withdraw it with no further notice.
          (b) The Consultant understands that this Agreement may be revoked by the Consultant for a period of seven (7) calendar days following his execution of this Agreement. The Agreement is not effective until this revocation period has expired. The Consultant understands that any revocation to be effective must be in writing and either postmarked within seven (7) days of the execution of this Agreement and addressed to Charles F. Greenwood, Vice President — Human Resources, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or hand delivered within seven (7) days to Mr. Greenwood at the address listed above. If revocation is by mail, certified mail, return receipt requested is required as provided in Paragraph 14.
     13. No Payment. No payments or benefits under Paragraph 1(a) shall be made to the Consultant until the seven (7) day revocation period has expired. If the Consultant does not revoke this Agreement within the seven (7) day revocation period, then this Agreement shall become binding on the Company and the Consultant as otherwise provided herein, and the payments and benefits provided in Paragraph 1(a) will commence.
     14. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and delivered by hand and receipt is acknowledged by the party to whom said notice shall be directed, or if mailed by certified or registered mail, postage prepaid with return receipt requested, or sent by express courier service, charges prepaid by shipper, to the addresses of each party stated above (or to such other address as a party is directed pursuant to written notice from the other party) and in the case of notices to the Company (other than as provided in Paragraph 12(b)), to the attention of its President and Chief Executive Officer, with a copy to the Company’s Vice President, General Counsel and Secretary at 21001 Van Born Road, Taylor, Michigan 48180.
     15. Assignment. This Agreement shall not be assignable by any party except by the Company to any subsidiary or affiliate of the Company or to any successor in interest to the Company or any of its subsidiaries or affiliates; provided, that no assignment by the Company shall act to discharge any of the Company’s obligations hereunder.
     16. Mediation/Arbitration. The parties hereto agree that pursuant to the CDRP, mediation, and, if unsuccessful, arbitration, will apply to the employment and consulting relationship hereunder and will be the sole and exclusive remedies for any claims which may arise between the parties (other than allegations by the Company of breach of Paragraphs 5, 6, 7, 8 or 10, or of the Non-Competes contained in the Letter) in any way relating to this Agreement or for the breach thereof to the extent such claims are covered by the CDRP, and the Consultant agrees not to pursue any such claims through a court or a jury. The Consultant hereby acknowledges that he has had an opportunity to review the CDRP, and agrees that all proceedings held in accordance with the CDRP will be conducted in the Detroit metropolitan area.

     17. Entire Agreement. This instrument, the Proprietary Confidential Information and Invention Assignment Agreement dated June 7, 1990, between the Consultant and the Company and the Letter and the Stock Plans and Awards (as amended by the Letter), and the Plan contain the entire agreement of the parties relating to the subjects hereof, supersede and replace in their entirety any existing employment agreement or consulting agreement of the Consultant with the Company, any present or former subsidiary of the Company or any of its or their affiliates or predecessors, and may not be waived, changed, modified, extended or discharged orally but only by agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver by the Company of a breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of a breach of any other provision or of any subsequent breach by the Consultant.
     18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
     19. Headings. The headings of the Paragraphs are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     The parties further represent that they fully understand the terms of this Agreement and that the terms of this Agreement are contractual and not a mere recital.

Masco Corporation		Consultant

By	/s/ Timothy Wadhams	/s/ Barry J. Silverman

Barry J. Silverman

Its	President and CEO	December 24, 2009

Date of Consultant’s Signature

/s/ Sandra D. Silverman

Witness
        .

Mr. Barry J. Silverman
Dear Mr. Silverman:
     Under a Release and Consulting Agreement of even date herewith (the “Agreement”), you and Masco Corporation (“Company” or “Masco”) have agreed to a termination of your employment with Masco on December 31, 2009 and the commencement of a consulting relationship on January 1, 2010. In connection with that change in your employment relationship, this letter sets forth a modification to letters from Masco for awards of restricted stock (“Grants”) and awards for options (“Options”) made prior to the date hereof (other than as provided in clause 3(iii) hereof) for Masco’s common stock pursuant to Masco’s 1991 and 2005 Long Term Stock Incentive Plans (“Stock Plans”).
     1) The letters granting Options made on and after February 16, 2000 in each case included an Appendix with the following language (for Options made after December, 2008 the following language is included in the computerized text captioned “Terms and Conditions”) (the “Clawback”):
     If your employment with the Company [i.e., Masco] or any of its subsidiaries is terminated for any reason, other than death, permanent and total disability, retirement on or after normal retirement date or the sale or other disposition of the business or subsidiary employing you, and other than termination of employment in connection with a Change in Control, and if any installments of the Option or any restoration options granted upon any exercise of the Option became exercisable within the two year period prior to the date of such termination (such installments and restoration options being referred to as the “Subject Options”), by accepting the Option you agree that the following provisions will apply:
     Upon the demand of the Company you will pay to the Company in cash within 30 days after the date of such termination the amount of income realized for income tax purposes from the exercise of any Subject Options, net of all federal, state and other taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder; and
     Any right you would otherwise have, pursuant to the terms of the Stock Plan and this Agreement, to exercise any Subject Options on or after the date of such termination, shall be extinguished as of the date of such termination.

     2) Such letters granting Options and those letters making Grants on and after July 5, 2000 also included the following language in which you agreed not to become associated in any Prohibited Capacity in certain Business Activities (the “Non-Compete”) and (in the second of the two paragraphs) requiring you to repay certain amounts to the Company if you breach or challenge such obligations (the “Recapture”). (For brevity, paragraphs from the Option Appendices (contained in “Terms and Conditions” in post-2008 Options) follow; paragraphs from the Grant Appendices (contained in “Terms and Conditions” in post-2008 Grants) are substantially identical except with appropriately changed reference to Grants rather than Options, and are hereby incorporated by reference as if set forth herein):
     In addition you agree, in consideration for the grant of the Option and regardless of whether the Option becomes exercisable or is exercised, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control, not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any “Business Activities” (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time the Option is outstanding, or (y) the subsidiary employing or retaining you at any time while the Option is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.
     Should you either breach or challenge in judicial or arbitration proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting the Option you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the exercise of any portion of the Option, and any restoration options granted upon any exercise of the Option, net of all federal, state and other taxes payable on the amount of such income (and reduced by any amount already paid to the Company under the [paragraph containing the Clawback for Options]) but only to the extent such exercises occurred on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.
     3) In consideration of the mutual covenants and certain payments and other benefits to be received by you under this letter agreement (“Letter”) and under the Agreement, Masco agrees (i) to waive the Clawbacks, (ii) to the continued lapsing of restrictions on all of the shares under the Grants following your termination of employment during and after the Consulting Period (as defined in the Agreement), (iii) to authorize the granting to you as a Consultant in approximately February, 2010 a final grant of restricted stock in an amount determined as if you were still then an employee participating under the executive plan for stock awards based on fiscal year 2009 Company results, which grant is to be subject to continued vesting as provided in the immediately preceding clause 3(ii). You hereby specifically (and without limitation) acknowledge and agree to the continuation of the Non-Competes for so long as restrictions with respect to shares under the Grants and the grant which may be made under clause 3(iii) shall continue to lapse, and you further so acknowledge and agree to the forfeiture and termination of further vesting after December 31, 2009 of any Option shares not then vested, and to the forfeiture and termination, as of the date which is 90 days after December 31, 2009, of all rights with respect to the exercise of any shares which had vested under Options on or before December 31, 2009, in each case as provided in the Stock Plans.
     4) Accordingly, provided the Agreement becomes effective pursuant to its terms and is not revoked as provided in its paragraph 12(b), (i) Masco will not require the payment of any amount it is entitled to receive from you under clause (1) of the Clawbacks; (ii) the Grants (including the grant which may be made pursuant to clause 3(iii) hereof) are amended to permit the continued lapsing following your termination date of the restrictions which, if your employment had not terminated, would have continued to lapse after December 31, 2009; (iii) if you die or become totally and permanently disabled prior to lapsing of all restrictions as described in clause 4(ii) hereof, all remaining restrictions shall thereupon lapse with respect to all remaining shares; and (iv) notwithstanding the foregoing, if you either breach or challenge in judicial or arbitration proceedings the validity of any of the provisions contained in the Options or Grants (as amended by this Letter) (including the grant which may be made pursuant to clause 3(iii) hereof) or other provisions of this Letter or the Agreement, and you fail to cure the breach within 5 business days following receipt of written notice, further lapsing of restrictions as described in clause 4(ii) hereof and further exercisability of any Options shall cease and thereupon you shall forfeit to the Company all shares not then exercised or with respect to which restrictions had not then lapsed, and you agree, independent of any equitable or legal remedies that Masco may have and without limiting Masco’s right to any other equitable or legal remedies, to pay to Masco in cash immediately upon the demand of Masco (1) all amounts paid to you pursuant to paragraphs 1(a) and 1(b) of the Agreement, net of all federal, state and other taxes payable on the amount of such income (and to the extent payments pursuant to Agreement paragraphs 1(a) and 1(c) have not been made, they shall thereupon be cancelled); plus (2) the amount of income realized for income tax purposes from (A) the exercise of any portion of any option granted under the Stock Plans, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such exercise occurred on or after your termination of employment or within the two year period prior to the date of such termination and (B) any grant of shares of Restricted Stock under the Stock Plans, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares (if any) on or after your termination of employment or within the two year period prior to the date of such termination; plus in all cases all costs and expenses of Masco incurred in any effort to enforce its rights under this paragraph or under the Non-Competes. Masco shall have the right to set off or withhold any amount owed to you by Masco for any amount owed by you hereunder.
     5) In light of your position with the Company possessing non-public information with respect to our 2009 results of operations, you agree that you will not sell any common stock of Masco Corporation until the second day following the Company’s release of its 2009 results of operations, expected to occur in the first quarter of 2010.
     If you are in agreement with the foregoing, please evidence your agreement by signing and returning the enclosed duplicate copy of this Letter to the undersigned, whereupon (but no sooner than the time the Agreement shall become finally effective pursuant to its Paragraphs 12 and 13) the provisions of this Letter shall become effective.

Very truly yours,
/s/ Timothy Wadhams
Timothy Wadhams
President and Chief Executive Officer

Agreed:

/s/ Barry J. Silverman	December 24, 2009

Barry J. Silverman	Date

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